Exhibit 99.1

One Amgen Center Drive Thousand Oaks, CA 91320-1799 Telephone 805-447-1000 www.amgen.com
News Release

AMGEN’S SECOND QUARTER 2012 REVENUES

INCREASED 13 PERCENT TO $4.5 BILLION AND

ADJUSTED EARNINGS PER SHARE (EPS)

INCREASED 34 PERCENT TO $1.83

2012 Total Revenues and Adjusted EPS Guidance Ranges Increased

to $16.9-$17.2 Billion and $6.20-$6.35

Second Quarter 2012 GAAP EPS Increased 29 Percent to $1.61

THOUSAND OAKS, Calif. (July 26, 2012) – Amgen (NASDAQ:AMGN) today announced financial results for the second quarter of 2012. Key results for the quarter include:

•	Total revenues increased 13 percent to $4,477 million, with 8 percent product sales growth driven by strong performance across the portfolio.

•	Amgen modified its agreement with Takeda to grant exclusive worldwide development rights for motesanib, recognizing income of $206 million in other revenues.

•	Adjusted EPS grew 34 percent to $1.83 due to 23 percent adjusted operating income growth and lower shares outstanding. Adjusted net income increased 12 percent to $1,433 million.

•	GAAP EPS increased 29 percent to $1.61 and GAAP net income increased 8 percent to $1,266 million.

•	Amgen generated approximately $2.2 billion of free cash flow.

•	Four AMG 145 Phase 2 studies have successfully completed and the Company plans to initiate Phase 3 development in early 2013.

“I am very pleased with the performance of the business in the first half,” said Bob Bradway, CEO at Amgen. “I am excited about the growth opportunities in our research and development pipeline, particularly our biologic AMG 145 for hypercholesterolemia.”

	Year-Over-Year (YOY)
$Millions, except EPS and percentages	Q2 ‘12	Q2 ‘11	YOY Δ

Total Revenue	$4,477	$3,959	13%
Adjusted Net Income	1,433	1,281	12%
Adjusted EPS	1.83	1.37	34%

GAAP Net Income	1,266	1,170	8%
GAAP EPS	$1.61	$1.25	29%

Adjusted EPS, adjusted operating income, adjusted net income, and free cash flow are non-GAAP financial measures. These adjustments and other items are presented on the attached reconciliations.

Second Quarter 2012 Revenues Increased 13 Percent to $4.5 Billion and Adjusted

Earnings Per Share Increased 34 Percent to $1.83

Product Sales Performance

•	Total product sales increased 8 percent driven by strong commercial execution across the portfolio.

•	Combined Neulasta® (pegfilgrastim) and NEUPOGEN® (Filgrastim) sales grew 2 percent driven mainly by an increase in the U.S. average net sales price.

•	Combined U.S. Neulasta and NEUPOGEN sales increased 6 percent driven by increases in the average net sales price and unit demand, offset partially by a decrease in wholesaler inventories.

•

Combined Neulasta and NEUPOGEN sales in the rest of the world (ROW) declined 13 percent due to a decrease in NEUPOGEN unit demand from loss of share to biosimilars and a decrease in the average net sales price of Neulasta and NEUPOGEN.

•	Enbrel® (etanercept) sales increased 11 percent driven primarily by an increase in the average net sales price, as well as increases in unit demand and wholesaler inventories.

•	Aranesp® (darbepoetin alfa) sales decreased 8 percent driven primarily by a decline in unit demand.

•	U.S. sales decreased 11 percent driven primarily by a decline in unit demand, offset partially by a change in accounting estimates and an increase in the average net sales price.

•	ROW sales decreased 7 percent driven primarily by a decrease in the average net sales price.

•	EPOGEN® (epoetin alfa) sales decreased 3 percent driven by a reduction in dose utilization, offset largely by reductions in customer discounts and a change in accounting estimates.

•	On a sequential basis, EPOGEN sales increased 18 percent driven by customer and wholesaler buying patterns. There was a low single-digit percentage point growth in underlying unit demand.

•	Growth-phase products: Sensipar®/Mimpara® (cinacalcet), Vectibix® (panitumumab), and Nplate® (romiplostim) increased 15 percent driven by higher unit demand.

•	Momentum for both XGEVA® (denosumab) and Prolia® (denosumab) continued in the second quarter with solid sequential growth.

•	XGEVA sales increased 17 percent on a sequential basis, reflecting increased segment share as well as growth in the overall skeletal-related events segment.

•	Prolia sales increased 36 percent on a sequential basis, reflecting continued unit growth globally.

Second Quarter 2012 Revenues Increased 13 Percent to $4.5 Billion and Adjusted

Earnings Per Share Increased 34 Percent to $1.83

Product Sales Detail by Product and Geographic Region

$Millions, except percentages	Q2 ‘12			Q2 ‘11	YOY Δ
	US	ROW	TOTAL	TOTAL	TOTAL

Neulasta® / NEUPOGEN®	$1,062	$285	$1,347	$1,326	2%
Neulasta®	794	221	1,015	1,015	0%
NEUPOGEN®	268	64	332	311	7%
Enbrel®	991	67	1,058	956	11%
Aranesp®	215	321	536	585	(8%)
EPOGEN®	525	0	525	543	(3%)
Sensipar® / Mimpara®	150	82	232	199	17%
Vectibix®	31	59	90	81	11%
Nplate®	50	36	86	75	15%
XGEVA®	156	23	179	73	*
Prolia®	75	45	120	44	*
Other	0	27	27	11	*

Total product sales	$3,255	$945	$4,200	$3,893	8%

*	Not meaningful

Other Revenues

•

Other revenues increased to $277 million in the second quarter of 2012 versus $66 million in the second quarter of 2011, driven by changes to the Company’s motesanib collaboration with Takeda Pharmaceutical Company Limited. As part of efforts to focus its research and development (R&D) activities, in the second quarter the Company replaced the global co-development and profit share agreement with an exclusive license for Takeda to develop, manufacture and commercialize motesanib. This resulted in revenue recognition of $206 million from an upfront payment received from Takeda when the collaboration was originally formed in 2008.

Operating Expense and Tax Rate Analysis, on an Adjusted Basis

•

Cost of Sales, excluding the impact of the Puerto Rico excise tax, increased 0.4 points to 13.9 percent of sales driven primarily by product mix, offset partially by higher average net sales prices and lower royalties.

Second Quarter 2012 Revenues Increased 13 Percent to $4.5 Billion and Adjusted

Earnings Per Share Increased 34 Percent to $1.83

•

R&D expenses were flat. Expenses in support of our later-stage clinical programs increased, driven by AMG 145 and AMG 785. This increase was offset by reduced expenses associated with marketed product support and Discovery Research and Translational Sciences.

•	Selling, General & Administrative (SG&A) expenses increased 8 percent driven primarily by international expansion as well as higher ENBREL profit share expenses.

•	ENBREL profit share expenses increased 11 percent to $371 million in the second quarter.

$Millions, except percentages On an Adjusted Basis	Q2 ‘12	Q2 ‘11	YOY Δ

Cost of Sales	$668	$569	17%
% of sales	15.9%	14.6%	1.3	pts.
% of sales (Excluding PR excise tax)	13.9%	13.5%	0.4	pts.

Research & Development (R&D)	$807	$808	0%
% of sales	19.2%	20.8%	(1.6	) pts.

Selling, General & Administrative (SG&A)	$1,199	$1,111	8%
% of sales	28.5%	28.5%	0	pts.

TOTAL Operating Expenses	$2,674	$2,488	7%
pts: percentage points

•	Tax Rate increased by 0.8 points to 16.0 percent due primarily to the expiry of the U.S. federal R&D tax credit at the end of 2011. As of June 30, 2012, the R&D tax credit had not been extended.

On an Adjusted Basis	Q2 ‘12	Q2 ‘11	YOY Δ

Tax Rate	16.0%	15.2%	0.8	pts.

Tax Rate (Excluding PR excise tax)	20.6%	20.3%	0.3	pts.
pts: percentage points

Second Quarter 2012 Revenues Increased 13 Percent to $4.5 Billion and Adjusted

Earnings Per Share Increased 34 Percent to $1.83

Cash Flow and Balance Sheet Discussion

•

The Company generated $2.2 billion of free cash flow in the quarter versus $1.4 billion in the second quarter of 2011. The increase was primarily driven by the termination of fixed to floating interest rate swap agreements that resulted in receipt of $0.4 billion in cash, and by the collection of $0.2 billion of outstanding trade receivables in Spain. The termination of the swap agreements will be recognized as a reduction of interest expense over the remaining term of the underlying contracts and did not materially impact income in the quarter.

•

During the quarter, Amgen repurchased approximately 17 million shares of common stock at a total cost of $1.2 billion at an average price of $69.31. This brings the total shares repurchased under its $10 billion authorized stock repurchase program to 122 million at a total cost of $7.6 billion at an average price of $62.75.

•

During the quarter, the Company raised an additional $3 billion in U.S. bonds with an average maturity of 15 years and an average pre-tax coupon of 3.6 percent, and now has adequate funding to complete its $10 billion share repurchase program.

•

The Company previously announced that its Board of Directors declared a $0.36 per share dividend for the third quarter of 2012. The dividend will be paid on Sept. 7, 2012, to all stockholders of record as of the close of business on Aug. 16, 2012.

$Billions, except shares	Q2 ‘12	Q2 ‘11	YOY Δ

Operating Cash Flow	$2.4	$1.5	$0.9
Capital Expenditures	0.2	0.1	0.1
Free Cash Flow	2.2	1.4	0.8
Dividend Paid	0.3	0.0	0.3
Cost of Shares Repurchased	1.2	0.7	0.5
Adjusted Avg. Diluted Shares (millions)	784	934	(150)

Cash Balance	22.5	19.2	3.3
Adjusted Debt Outstanding	24.5	14.2	10.3
Stockholders’ Equity	19.2	25.6	(6.4)

Second Quarter 2012 Revenues Increased 13 Percent to $4.5 Billion and Adjusted

Earnings Per Share Increased 34 Percent to $1.83

2012 Guidance

For the full year 2012, the Company now expects:

•	Total revenues to be in the range of $16.9 billion to $17.2 billion and adjusted EPS to be in the range of $6.20 to $6.35.

The Company continues to expect:

•

Adjusted tax rate to be in the range of 14 percent to 15 percent. Excluding the Puerto Rico excise tax, Amgen still expects the adjusted tax rate for 2012 to be in the range of 19 percent to 20 percent.

•	Capital expenditures to be approximately $700 million.

Second Quarter Pipeline Update

The Company provided the following information on selected clinical programs:

•

AMG 145: The Company announced that in four Phase 2 studies (evaluating AMG 145 as monotherapy, in combination with statin therapy, in heterozygous familial hypercholesterolemia, and in statin-intolerant subjects), treatment with AMG 145 resulted in a statistically significant reduction in low-density lipoprotein (LDL) cholesterol. Based on the Phase 2 efficacy and safety data, the Company plans to initiate Phase 3 development in early 2013.

•

Rilotumumab (AMG 102): The Company discussed Phase 2 data showing that the addition of rilotumumab to chemotherapy improved median overall survival in subjects with gastric tumors with high expression of the hepatocyte growth factor receptor, MET. Phase 3 planning is underway.

•	AMG 785: The Company stated that it was enrolling a second Phase 3 study (alendronate-controlled) to evaluate safety and efficacy of AMG 785 in women with postmenopausal osteoporosis.

•	KAI Pharmaceuticals: The Company discussed the completion of the acquisition of KAI Pharmaceuticals on July 5, 2012. Phase 3 planning is underway for the lead molecule, KAI-4169.

Second Quarter 2012 Revenues Increased 13 Percent to $4.5 Billion and Adjusted

Earnings Per Share Increased 34 Percent to $1.83

Non-GAAP Financial Measures

The Adjusted non-GAAP (U.S. Generally Accepted Accounting Principles) financial measures included above for the second quarters of 2012 and 2011 exclude, for the applicable periods, certain expenses related to acquisitions and cost-savings initiatives, non-cash interest expense associated with our convertible notes and certain other adjustments, as applicable. These adjustments and other items are presented on the attached reconciliations.

Management has presented its operating results in accordance with GAAP and on an “adjusted” (or non-GAAP) basis for the second quarters of 2012 and 2011. In addition, management has presented its outstanding debt in accordance with GAAP and on an “adjusted” (or non-GAAP) basis as of June 30, 2012 and 2011. The Company believes that the presentation of non-GAAP financial measures provides useful supplementary information to and facilitates additional analysis by investors. The Company uses these non-GAAP financial measures in connection with its own budgeting and financial planning. These non-GAAP financial measures are in addition to, not a substitute for, or superior to, measures of financial performance prepared in conformity with GAAP.

About Amgen

Amgen discovers, develops, manufactures and delivers innovative human therapeutics. A biotechnology pioneer since 1980, Amgen was one of the first companies to realize the new science’s promise by bringing safe, effective medicines from lab to manufacturing plant to patient. Amgen therapeutics have changed the practice of medicine, helping millions of people around the world in the fight against cancer, kidney disease, rheumatoid arthritis, bone disease and other serious illnesses. With a deep and broad pipeline of potential new medicines, Amgen remains committed to advancing science to dramatically improve people’s lives. To learn more about our pioneering science and vital medicines, visit www.amgen.com. Follow us on www.twitter.com/amgen.

Forward-Looking Statements

This news release contains forward-looking statements that involve significant risks and uncertainties, including those discussed below and others that can be found in our Form 10-K for the year ended Dec. 31, 2011, and in our periodic reports on Form 10-Q and Form 8-K. Amgen is providing this information as of the date of this news release and does not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.

No forward-looking statement can be guaranteed and actual results may differ materially from those we project. The Company’s results may be affected by our ability to successfully market both new and existing products domestically and internationally, clinical and regulatory developments (domestic or foreign) involving current and future products, sales growth of recently launched products, competition from other products (domestic or foreign) and difficulties or delays in manufacturing our products. In addition, sales of our products are affected by reimbursement policies imposed by third-party payers, including governments, private insurance plans and managed care providers and may be affected by regulatory, clinical and guideline developments and domestic and international trends toward managed care and health care cost containment as well as U.S. legislation affecting pharmaceutical pricing and reimbursement. Government and others’ regulations and reimbursement policies may affect the development, usage and pricing of our products. Furthermore, our research, testing, pricing, marketing and other operations are subject to extensive regulation by domestic and foreign government regulatory authorities. We, or others, could identify safety, side effects or manufacturing problems with our products after they are on the market. Our business may be

Second Quarter 2012 Revenues Increased 13 Percent to $4.5 Billion and Adjusted

Earnings Per Share Increased 34 Percent to $1.83

impacted by government investigations, litigation and product liability claims. Further, while we routinely obtain patents for our products and technology, the protection offered by our patents and patent applications may be challenged, invalidated or circumvented by our competitors. We depend on third parties for a significant portion of our manufacturing capacity for the supply of certain of our current and future products and limits on supply may constrain sales of certain of our current products and product candidate development. In addition, we compete with other companies with respect to some of our marketed products as well as for the discovery and development of new products. Discovery or identification of new product candidates cannot be guaranteed and movement from concept to product is uncertain; consequently, there can be no guarantee that any particular product candidate will be successful and become a commercial product. Further, some raw materials, medical devices and component parts for our products are supplied by sole third-party suppliers. Our business performance could affect or limit the ability of our Board of Directors to declare a dividend or our ability to pay a dividend or repurchase our common stock.

CONTACT: Amgen, Thousand Oaks

Christine Regan, 805-447-5476 (media)

Arvind Sood, 805-447-1060 (investors)

###

Second Quarter 2012 Revenues Increased 13 Percent to $4.5 Billion and Adjusted

Earnings Per Share Increased 34 Percent to $1.83

Amgen Inc.

Condensed Consolidated Statements of Income - GAAP

(In millions, except per share data)

(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2012	2011	2012	2011
Revenues:
Product sales	$4,200	$3,893	$8,101	$7,511
Other revenues	277	66	424	154

Total revenues	4,477	3,959	8,525	7,665

Operating expenses:
Cost of sales (excludes amortization of certain acquired intangible assets presented below)	682	602	1,361	1,166
Research and development	826	819	1,562	1,555
Selling, general and administrative	1,228	1,130	2,304	2,153
Amortization of certain acquired intangible assets	73	73	147	147
Other	79	3	85	19

Total operating expenses	2,888	2,627	5,459	5,040

Operating income	1,589	1,332	3,066	2,625
Interest expense, net	256	122	491	257
Interest and other income, net	124	129	248	277

Income before income taxes	1,457	1,339	2,823	2,645
Provision for income taxes	191	169	373	350

Net income	$1,266	$1,170	$2,450	$2,295

Earnings per share:
Basic	$1.63	$1.26	$3.13	$2.47
Diluted	$1.61	$1.25	$3.09	$2.45
Average shares used in calculation of earnings per share:
Basic	776	927	783	930
Diluted	785	935	792	938

Second Quarter 2012 Revenues Increased 13 Percent to $4.5 Billion and Adjusted

Earnings Per Share Increased 34 Percent to $1.83

Amgen Inc.

Product Sales Detail by Product and Geographic Region

(In millions)

(Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2012	2011	2012	2011

Neulasta® - U.S	$794	$769	$1,608	$1,479

NEUPOGEN® - U.S	268	230	507	450

Neulasta® - ROW	221	246	446	472

NEUPOGEN® - ROW	64	81	130	157

Enbrel® - U.S	991	894	1,869	1,715

Enbrel® - Canada	67	62	127	116

Aranesp® - U.S	215	241	417	491

Aranesp® - ROW	321	344	637	674

EPOGEN® - U.S	525	543	971	1,078

Sensipar® - U.S	150	124	290	240

Mimpara® - ROW	82	75	161	146

Vectibix® - U.S	31	31	62	61

Vectibix® - ROW	59	50	118	95

Nplate® - U.S	50	40	104	77

Nplate® - ROW	36	35	72	63

XGEVA® - U.S	156	73	295	115

XGEVA® - ROW	23	—	37	—

Prolia® - U.S	75	30	129	47

Prolia® - ROW	45	14	79	24

Other - ROW	27	11	42	11

Total product sales	$4,200	$3,893	$8,101	$7,511

U.S	$3,255	$2,975	$6,252	$5,753

ROW	945	918	1,849	1,758

Total product sales	$4,200	$3,893	$8,101	$7,511

Second Quarter 2012 Revenues Increased 13 Percent to $4.5 Billion and Adjusted

Earnings Per Share Increased 34 Percent to $1.83

Amgen Inc.

Condensed Consolidated Balance Sheets - GAAP

(In millions)

(Unaudited)

	June 30, 2012	December 31, 2011
Assets
Current assets:
Cash, cash equivalents and marketable securities	$22,475	$20,641
Trade receivables, net	2,708	2,896
Inventories	2,592	2,484
Other current assets	1,787	1,572

Total current assets	29,562	27,593
Property, plant and equipment, net	5,437	5,420
Intangible assets, net	3,470	2,584
Goodwill	12,428	11,750
Other assets	1,329	1,524

Total assets	$52,226	$48,871

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued liabilities	$5,616	$5,670
Current portion of long-term debt	2,416	84

Total current liabilities	8,032	5,754
Long-term debt	21,962	21,344
Other non-current liabilities	2,993	2,744
Stockholders’ equity	19,239	19,029

Total liabilities and stockholders’ equity	$52,226	$48,871

Shares outstanding	769	796

Second Quarter 2012 Revenues Increased 13 Percent to $4.5 Billion and Adjusted

Earnings Per Share Increased 34 Percent to $1.83

Amgen Inc.

GAAP to “Adjusted” Reconciliations

(In millions)

(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2012	2011	2012	2011

GAAP cost of sales	$682	$602	$1,361	$1,166
Adjustments to cost of sales:
Incremental expense resulting from accelerating depreciation and/or accruing losses for facility operating leases as a result of our transaction with Boehringer Ingelheim involving our Fremont, California manufacturing facility	(11)	(23)	(21)	(44)
Acquisition-related expenses	—	(7)	—	(7)
Stock option expense (a)	(3)	(3)	(6)	(6)

Total adjustments to cost of sales	(14)	(33)	(27)	(57)

Adjusted cost of sales	$668	$569	$1,334	$1,109

GAAP research and development expenses	$826	$819	$1,562	$1,555
Adjustments to research and development expenses:
Acquisition-related expenses	(13)	(1)	(20)	(25)
Stock option expense (a)	(6)	(10)	(12)	(19)

Total adjustments to research and development expenses	(19)	(11)	(32)	(44)

Adjusted research and development expenses	$807	$808	$1,530	$1,511

GAAP selling, general and administrative expenses	$1,228	$1,130	$2,304	$2,153
Adjustments to selling, general and administrative expenses:
Acquisition-related expenses	(22)	(6)	(34)	(8)
Stock option expense (a)	(7)	(13)	(14)	(23)

Total adjustments to selling, general and administrative expenses	(29)	(19)	(48)	(31)

Adjusted selling, general and administrative expenses	$1,199	$1,111	$2,256	$2,122

GAAP operating expenses	$2,888	$2,627	$5,459	$5,040
Adjustments to operating expenses:
Adjustments to cost of sales	(14)	(33)	(27)	(57)
Adjustments to research and development expenses	(19)	(11)	(32)	(44)
Adjustments to selling, general and administrative expenses	(29)	(19)	(48)	(31)
Non-cash amortization of product technology rights acquired in a prior year business combination	(73)	(73)	(147)	(147)
Certain charges (or the reversal of certain previously over-accrued charges) pursuant to our continuing efforts to improve cost efficiencies in our operations	(69)	5	(70)	(11)
Expense resulting from changes in the estimated fair values of the contingent consideration obligations related to a prior year business combination	(1)	(3)	(3)	(3)
Expense related to certain legal proceedings	(9)	(5)	(12)	(5)

Total adjustments to operating expenses	(214)	(139)	(339)	(298)

Adjusted operating expenses	$2,674	$2,488	$5,120	$4,742

GAAP operating income	$1,589	$1,332	$3,066	$2,625
Adjustments to operating expenses	214	139	339	298

Adjusted operating income	$1,803	$1,471	$3,405	$2,923

GAAP income before income taxes	$1,457	$1,339	$2,823	$2,645
Adjustments to income before income taxes:
Adjustments to operating expenses	214	139	339	298
Non-cash interest expense associated with our convertible notes	35	32	69	76

Total adjustments to income before income taxes	249	171	408	374

Adjusted income before income taxes	$1,706	$1,510	$3,231	$3,019

GAAP provision for income taxes	$191	$169	$373	$350
Adjustments to provision for income taxes:
Income tax effect of the above adjustments (b)	82	60	138	125
Income tax benefit related to certain prior period charges excluded from “Adjusted” earnings	—	—	—	5

Total adjustments to provision for income taxes	82	60	138	130

Adjusted provision for income taxes	$273	$229	$511	$480

GAAP net income	$1,266	$1,170	$2,450	$2,295
Adjustments to income before income taxes, net of the tax effect of the above adjustments	167	111	270	249
Income tax benefit related to certain prior period charges excluded from “Adjusted” earnings	—	—	—	(5)

Adjusted net income	$1,433	$1,281	$2,720	$2,539

Second Quarter 2012 Revenues Increased 13 Percent to $4.5 Billion and Adjusted

Earnings Per Share Increased 34 Percent to $1.83

Amgen Inc.

GAAP to “Adjusted” Reconciliations

(In millions, except per share data)

(Unaudited)

The following table presents the computations for GAAP and “Adjusted” diluted EPS, computed under the treasury stock method.

“Adjusted” EPS presented below excludes stock option expense:

	Three months ended June 30, 2012			Three months ended June 30, 2011
	GAAP	“Adjusted”		GAAP	“Adjusted”
Income (Numerator):
Net income for basic and diluted EPS	$1,266	$1,433		$1,170	$1,281

Shares (Denominator):
Weighted-average shares for basic EPS	776	776		927	927
Effect of dilutive securities	9	8	(*)	8	7	(*)

Weighted-average shares for diluted EPS	785	784		935	934

Diluted EPS	$1.61	$1.83		$1.25	$1.37

	Six months ended June 30, 2012			Six months ended June 30, 2011
	GAAP	“Adjusted”		GAAP	“Adjusted”
Income (Numerator):
Net income for basic and diluted EPS	$2,450	$2,720		$2,295	$2,539

Shares (Denominator):
Weighted-average shares for basic EPS	783	783		930	930
Effect of dilutive securities	9	8	(*)	8	7	(*)

Weighted-average shares for diluted EPS	792	791		938	937

Diluted earnings per share	$3.09	$3.44		$2.45	$2.71

(*)	Dilutive securities used to compute “Adjusted” diluted EPS for the three and six months ended June 30, 2012 and 2011 were computed under the treasury stock method assuming that we do not expense stock options.

(a)	For the three and six months ended June 30, 2012 and 2011, the total pre-tax expense for employee stock options was $16 million and $32 million, respectively and $26 million and $48 million, respectively.

“Adjusted” diluted EPS including the impact of stock option expense for the three and six months ended June 30, 2012 and 2011 was as follows:

	Three months ended June 30,		Six months ended June 30,
	2012	2011	2012	2011
“Adjusted” diluted EPS, excluding stock option expense	$1.83	$1.37	$3.44	$2.71
Impact of stock option expense (net of tax)	(0.01)	(0.02)	(0.03)	(0.04)

“Adjusted” diluted EPS, including stock option expense	$1.82	$1.35	$3.41	$2.67

(b)	The tax effect of the adjustments between our GAAP and “Adjusted” results takes into account the tax treatment and related tax rate(s) that apply to each adjustment in the applicable tax jurisdiction(s). Generally, this results in a tax impact at the U.S. marginal tax rate for certain adjustments, including amortization of intangible assets and non-cash interest expense associated with our convertible notes, whereas the tax impact of other adjustments, including stock option expense, depends on whether the amounts are deductible in the tax jurisdictions where the expenses are incurred or the asset is located and the applicable tax rate(s) in those jurisdictions. Due to these factors, the effective tax rates for the adjustments to our GAAP income before income taxes, for the three and six months ended June 30, 2012 and 2011 were 32.9% and 33.8% and 35.1% and 33.4%, respectively.

Second Quarter 2012 Revenues Increased 13 Percent to $4.5 Billion and Adjusted

Earnings Per Share Increased 34 Percent to $1.83

Amgen Inc.

Reconciliation of GAAP Debt Outstanding to “Adjusted” Debt Outstanding

(In millions)

(Unaudited)

	GAAP	Adjustments for accounting standard (a)	“Adjusted”
June 30, 2011	$13,930	$221	$14,151
June 30, 2012	$24,378	$84	$24,462

(a)	To exclude the impact of bifurcating the debt and equity components of our convertible notes as required by U.S. accounting standards for these securities commencing in 2009.

Reconciliation of Free Cash Flow

(In millions)

(Unaudited)

	Three months ended June 30,
	2012	2011
Cash Flows from Operations	$2,375	$1,536
Capital Expenditures	(172)	(123)

Free Cash Flow	$2,203	$1,413

Second Quarter 2012 Revenues Increased 13 Percent to $4.5 Billion and Adjusted

Earnings Per Share Increased 34 Percent to $1.83

Amgen Inc.

Reconciliation of GAAP EPS Guidance to “Adjusted”

EPS Guidance for the Year Ending December 31, 2012

(Unaudited)

			2012
GAAP EPS (diluted) guidance			$5.60	-	$5.76
Known adjustments to arrive at “Adjusted” earnings*:
Amortization of certain acquired intangible assets	(a	)	0.24
Non-cash interest expense associated with our convertible notes	(b	)	0.11
Charges associated with cost savings initiatives	(c	)	0.10
Acquisition-related expenses	(d	)	0.08
Stock option expense	(e	)	0.06	-	0.05
Legal settlements	(f	)	0.01

“Adjusted” EPS (diluted) guidance			$6.20	-	$6.35

*	The known adjustments are presented net of their related aggregate tax impact of approximately $0.31 to $0.32 per share.
(a)	To exclude the non-cash amortization of product technology rights acquired in a prior year business combination.
(b)	To exclude the non-cash interest expense associated with our convertible notes.
(c)	To exclude certain charges pursuant to our continuing efforts to improve cost efficiencies in our operations.
(d)	To exclude acquisition-related expenses.
(e)	To exclude stock option expense.
(f)	To exclude the expenses related to certain legal proceedings.

Reconciliation of GAAP Tax Rate Guidance to “Adjusted”

Tax Rate Guidance for the Year Ending December 31, 2012

(Unaudited)

	2012 with PR excise tax			2012 without PR excise tax
GAAP tax rate guidance	11.2%	-	12.3%	17.0%	-	18.1%
Tax rate effect of known adjustments discussed above	2.8%	-	2.7%	2.0%	-	1.9%

“Adjusted” tax rate guidance	14.0%	-	15.0%	19.0%	-	20.0%